Exhibit 99.1
PRESS RELEASE

Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com
Ardea Biosciences and Bayer HealthCare Enter into Global Agreement Focused on the Development of MEK Inhibitors for the Treatment of Cancer
SAN DIEGO, April 28, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced that it has entered into a global agreement with Bayer HealthCare focused on the development of small molecule mitogen-activated ERK kinase (MEK) inhibitors for the treatment of cancer. The lead compound in this program, RDEA119, is currently being evaluated in advanced cancer patients as a single agent in a Phase 1 study and in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare).
Under the terms of the agreement, Ardea will grant Bayer a worldwide, exclusive license to develop and commercialize Ardea’s MEK inhibitors for all indications. Potential payments to Ardea under the agreement could total up to $407 million, not including royalties. This amount includes an upfront cash payment to Ardea of $35 million, as well as additional cash payments upon achievement of certain development, regulatory and sales-based milestones. Ardea is also eligible to receive low double-digit royalties on sales of products under the agreement.
Ardea will be responsible for the completion of the Phase 1 and Phase 1/2 studies currently being conducted for RDEA119. Thereafter, Bayer will be responsible for the further development and commercialization of RDEA119 and any of Ardea’s other MEK inhibitors. The agreement announced today is subject to all necessary authorizations, consents or clearances of governmental authorities.
“RDEA119 has demonstrated compelling synergistic activity in vitro in combination with sorafenib, as well as other approved anti-cancer agents, and we look forward to working with Bayer as a globally successful company in the field of targeted anti-cancer therapies to evaluate multiple drug combinations in several cancer indications,” commented Barry D. Quart, Ardea’s president and chief executive officer.
“We are very excited about the potential use of MEK inhibitors to treat a broad range of cancer indications,” stated Kemal Malik, Head of Global Development and member of the Bayer HealthCare Executive Committee. “We are looking forward to working with Ardea’s team on the development of novel cancer treatments for patients.”
About RDEA119, RDEA436 and Ardea’s Other MEK Inhibitors
RDEA119, a non-ATP competitive, highly-selective MEK inhibitor for the treatment of cancer and inflammatory diseases, is Ardea’s lead compound from its MEK inhibitor research and development program. MEK is believed to play an important role in cancer cell proliferation, apoptosis and metastasis, as well as inflammation. Preclinical and clinical results suggest that RDEA119 has favorable properties, including oral dosing, excellent selectivity and limited retention in the brain, which, in turn, may result in a reduced risk of central nervous system (CNS) side effects. Ardea has also designed a portfolio of next generation MEK inhibitors from chemical classes that are distinct from the RDEA119 chemical class. The most advanced of these compounds is RDEA436, which has been evaluated in a human micro-dose pharmacokinetic study.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of gout, human immunodeficiency virus (HIV), cancer and inflammatory diseases. We have five product candidates in clinical development for four indications and others in preclinical development and discovery. Our most advanced product candidate for the treatment of HIV is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which has successfully completed a Phase 2a study. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, has successfully completed Phase 1 studies. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare) and as a single agent in a Phase 1 study, both in advanced cancer patients, and have completed a Phase 1 study in normal healthy volunteers as a precursor to studies in patients with inflammatory diseases.
About Bayer HealthCare
The Bayer Group is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer HealthCare, a subsidiary of Bayer AG, is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. The company combines the global activities of the Animal Health, Bayer Schering Pharma, Consumer Care and Medical Care divisions. Bayer HealthCare’s aim is to discover and manufacture products that will improve human and animal health worldwide. Find more information at www.bayerhealthcare.com.
Bayer Schering Pharma is a worldwide leading specialty pharmaceutical company. Its research and business activities are focused on the following areas: Diagnostic Imaging, General Medicine, Specialty Medicine and Women’s Healthcare. With innovative products, Bayer Schering Pharma aims for leading positions in specialized markets worldwide. Using new ideas, Bayer Schering Pharma aims to make a contribution to medical progress and strives to improve the quality of life. Find more information at www.bayerscheringpharma.de.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA806, RDEA594, RDEA427, RDEA119, RDEA436 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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